UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Kirr, Marbach & Company LLC
   621  Washington Street
   P.O. Box 1729
   Columbus, IN  47201-1729
2. Date of Event Requiring Statement (Month/Day/Year)
   January 1, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Publicker Industries, Inc.
   PLKR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |250,000               |I               |By partnership(1)(4)                           |
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Common Stock                               |1,197,900             |I               |By partnership(2)(4)                           |
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Common Stock                               |490,700               |I               |By partnership(3)(4)                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The Reporting Person is a General Partner of 621 Partners, L.P., an Indiana limited partnership.
(2) Effective January 1, 1997, the Reporting Person became a General Partner of R. Weil & Associates, a New York limited partnership, which holds these
shares.
(3) Effective Janauary 1, 1997, the Reporting Person became a General Partner of Appleton Associates, a New
York limited partnership,  which holds these
shares.
(4) The Reporting Person is an investment adviser registered under Section 203 of the Investment Advisers Act of
1940 and holds these shares in fiduciary accounts in the ordinary course of business and without the purpose or effect of changing or influencing control of the issuer or engaging in any arrangement subject to Rule 13d-3(b).
Therefore, the Reporting Person disclaims beneficial ownership of such shares for the purposes of Section 16 of
the 1934 Act based on the exclusion provided by  Rule 16a-1(a)(1)(v).   If the
Reporting Person nevertheless is
deemed to have beneficial ownership of these shares, such beneficial ownership is disclaimed for the purposes of
Section 16 except to the extent of the Reporting Person's pecuniary interest in such shares..
SIGNATURE OF REPORTING PERSON
Kirr, Marbach & Company LLC by Mickey Kim, Member
DATE
1/10/97